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                                                                      Exhibit 16

January 7, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549



Gentlemen:

We have read Item 4 included in the Form 8-K dated December 31, 1997 of Covalent Group, Inc. to be filed with the Securities and Exchange Commission on January 7, 1998 and are in agreement with the statements contained therein.

Very truly yours,

/s/BARATZ & ASSOCIATES, P.A.

BARATZ & ASSOCIATES, P.A.